Exhibit 99.3

CEN BIOTECH, INC.

PROMISSORY NOTE

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATIFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SUCH SECURITIES ARE SOLD PURSUANT TO RULE 144 OF SUCH ACT.

This PROMISORY NOTE replaces the Promissory Note entered into by and between CEN Biotech, Inc. (“CEN”) and Joseph A Byrne (“Holder”) on July 2nd, 2015 (“Original Agreement”) and includes any subsequent amendments or extension to the Original Agreement (“Amendments”).

Whereas: CEN wants a release of all liens, interests, rights or other claims currently held or entitled to Holder under the Original Agreement and Amendments for the purposes of executing a separate agreement benefiting CEN and its shareholders.

Whereas: CEN wish to void the Original Agreement and Amendments in their entirety to effect removal of any liens or other interest, rights and claims against CEN and the property held by CEN located at 135 North Rear Road, Lakeshore Ontario (“Property”).

Whereas: CEN offers the Holder this Promissory Note as consideration for the Holder’s agreement to; (1) void the Original Agreement and Amendments in their entirety and (2) allow the immediate release and removal of all liens, interests, rights or other claims it might have against CEN and Property.

Whereas: CEN will calculate the total amount of principle and interest due to holder under the Original Agreement and Amendments as of August 17, 2016 (converted to USD using the exchange rate for 8-17-2016 if necessary). The total amount in USD will become the principle balance for this Promissory Note.

Whereas: Holder wants to accept this Promissory Note as consideration for voiding the Original Agreement and Amendments in their entirety and authorizing the immediate release and removal of all liens, interests, rights or claims against CEN and Property.

FOR VALUE RECEIVED, Cen Biotech, Inc., a Canadian corporation (“CEN”), promises to pay to the order of Joseph A Byrne (“Holder”), the aggregate principal amount of One Hundred Twenty One Thousand Seven Hundred Ninety Six ($121,796.00) Dollars plus interest (the “Aggregate Loan Amount”), at 12% simple interest annually.  Payment shall be made by CEN to Holder at the offices of Holder, located at (                           to be provided later                           ), or to such other office as Holder may, from time to time, designate in writing to CEN.

The Aggregate Loan Amount shall be due and payable as follows:

Payment Amount	Due Date
$ 121,796	8-17-2018 2 years from signature date of this agreement

Payment shall be made in lawful tender of the United States and may be made at any time without penalty or premium.

The unpaid balance under this Note (or any portion thereof) shall be convertible at the option of Holder into Seventy Six Thousand One Hundred Twenty Three (76,123) shares of CEN’s Common Stock at any time after the registration of CEN’s Common Stock and prior to the earlier of repayment in full of this Note or the Maturity Date, upon CEN’s receipt of written notice by Holder.

In the event Holder institutes an action to collect this Note, CEN will pay all costs and expenses, including reasonable attorneys’ fees, incurred in connection with such action.  CEN hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

In the event a court of competent jurisdiction holds any provision of this Note to be invalid or unenforceable, such holding shall not affect any other provision of this Note and all such other provisions shall remain in full force and effect.

This Note shall be construed in accordance with the laws of the State of Georgia, without regard to the conflicts of law provisions of any other state.

IN WITNESS WHEREOF, CEN has caused this Promissory Note to be issued as of

          8-17-2016        .

CEN Biotech, Inc.

By:
Bill Chaaban, President
CEN Biotech, Inc.

Holder

By:

Printed Name: Joseph A Byrne